SMSA El Paso II Acquisition Corp.
                               12890 Hilltop Road
                                Argyle, TX 76226
                             (972)233-0300 (phone)
                              (940)455-7337 (fax)











                                 August 22, 2008




Mr. John Reynolds
Assistant Director
United States Securities and Exchange Commission
Judiciary Plaza
100 F Street, N.W.
Washington, DC  20549
Mail Stop 3561

         Re:  SMSA El Paso II Acquisition Corp.
              Registration Statement on Form 10
              Filed July 18, 2008
              File No. 0-53334

Dear Mr. Reynolds:

         SMSA El Paso II Acquisition Corp., (the "Company"), has reviewed the comments contained in the letter of the Staff of the Securities and Exchange Commission (the "Commission") dated July 25, 2008, regarding the Registration Statement on Form 10 filed with the Commission on July 18, 2008. The Company hereby requests the withdrawal of its Registration Statement on Form 10, SEC File No. 0-53334. If the Staff has any questions or comments, please call our legal counsel, Richard B. Goodner at 214-587-0653.


                                              Very truly yours,

                                              /s/ Richard Crimmins

                                              Richard Crimmins
                                              President, Chief Executive Officer
                                              and Chief Financial Officer